Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Adara Acquisition Corp. of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Adara Acquisition Corp. following the consummation of the business combination, which will be renamed Alliance Entertainment Holding Corporation. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: July 7, 2022	/s/ Terilea J. Wielenga
Name: Terilea J. Wielenga